Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                             October 27, 1999
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1 of 7

                          CBL & ASSOCIATES PROPERTIES, INC.
                               Conference Call Outline
                                 Third Quarter 1999
                                  October 27, 1999
                                     10:00 a.m.



     Good morning, everyone. We appreciate your participation in today's call to discuss our results for the third quarter and the first nine months of 1999. Before we begin, I would like to have Kelly Sargent, our Director of Investor Relations, read our Safe Harbor disclosure.

     This conference call contains "forwarding-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

     I would like to note that a transcript of John's comments will be filed as a form 8K later this morning and will be available upon request as well as available for replay on the Internet through a link on our website at www.cblproperties.com.

INCOME STATEMENT REVIEW
-----------------------

     Our earnings release yesterday announced a 27.3% per share increase in FFO. Of this amount, 12.1% is attributable to a $3.1 million fee received during the third quarter. This fee represents a one-time fee earned from the company's co-development program. Because this is non-recurring in nature and because we want to be conservative in our reporting, we will exclude this fee and report only on our recurring core business throughout the call.

     The 15.2% increase in FFO per share for the third quarter, which again excluded the one-time fee of $3.1 million, consisted of the following:

1. 40% was from the opening of four new shopping centers and from the acquisition of four malls and one community center, all of which occurred during the last fifteen months.

2. 60% was from improved operations in our portfolio, primarily higher tenant recoveries and rental income.

Other financial highlights from the quarter and first nine months were:

1. Net operating income (NOI) increased 21.9% to $53.0 million in the quarter from $43.5 million in the prior-year period and for the nine months increased 29.8% to $149.7 million from $115.3 million a year ago.

2. In the third quarter, same-center NOI increased 5.6% over the prior-year period and increased 5.1% for the first nine months of 1999 over the prior-year period.

3. Our cost recovery ratio increased to 94.7% in the third quarter compared with 94.3% a year ago. For the nine months, the cost recovery ratio was up to 93.7% compared with 92.7% a year ago.

     Our FFO calculation continues to be one of the most conservative in the industry since we exclude outparcel sales from the calculation. The inclusion of outparcel sales would have an impact on third quarter FFO, increasing the earnings per share from $.76 to $.79 per share and more significantly from $2.25 to $2.51 for the nine months. Before consideration of outparcel sales, our dividend payout ratio is 64.1%. Including outparcel sales, the payout ratio drops even further, decreasing it to 61.7% and 58.2% for the nine months. We expect our payout ratio to continue to trend down during the year.

CAPITAL STRUCTURE
-----------------

     The details of our capital structure are listed in our release, so I will just touch on a couple areas. We're not in the business of predicting Chairman Greenspan's next moves, but we have done a good job of protecting ourselves against interest rate risk. As of the end of the quarter, we had no exposure to variable rates on operating properties. That will change somewhat in the fourth quarter with the opening of Arbor Place, but that only should be temporary. At the present time we are negotiating for a permanent loan for Arbor Place that will take out the construction loan on that property. Another measure that points to a strong capital structure is our EBITDA coverage ratio, which was up to 2.56 times interest expense in the quarter from 2.41 times interest expense one year ago.

     We noted on last quarter's call that we had completed in July the sale of four assets and used the gross proceeds of $30 million to pay down the debt associated with the York Galleria acquisition. We are currently pursuing similar transactions as well as possible joint ventures, but we do not have anything to report to you at this time. The select disposition of assets and joint ventures continues to be a priority for us, but we will only do so if the transaction creates shareholder value.

CAPITAL EXPENDITURES
--------------------

     During the first nine months, we spent $ 8.0 million on revenue generating, $ 7.2 million on revenue neutral and $ 8.7 million on revenue enhancing capital expenditures. For the full year, we expect to spend a total of $9.5 million on revenue generating, $8.0 million on revenue neutral and $10.0 million on revenue enhancing capital expenditures.

     The majority of the revenue enhancing capital expenditures incurred this year were related to the renovation of Rivergate Mall and The Village at Rivergate in Nashville, which are expected to be completed in November, and College Square Mall in Morristown, TN, which was completed in August.


DEVELOPMENTS
------------

     On the development front, we opened Sand Lake Corners in August at 98% leased and committed with an initial yield of 12%, increasing to 13% at stabilization. The Landing at Arbor Place, the associated center adjacent to the Arbor Place Mall, also opened 90% leased and committed with an initial yield of 9.6%, which increases to 11% upon stabilization.

     The grand opening of Arbor Place Mall in west Atlanta on October 13 was our largest project this year. Despite the rain, those of you who were there saw one of our most successful grand openings ever. Arbor Place opened at 92% leased and committed. This project will yield 9.7% initially and 10.9% upon stabilization. Our leasing team was thrilled with the response they received from retailers at the ICSC idea exchange in Atlanta the week following our opening. The outstanding sales during opening week validates our decision to develop in this Atlanta market.

     The newest additions to our construction pipelines include a 171,000-square-foot expansion to Asheville Mall in Asheville, NC and Gunbarrel Pointe, a 282,000-square-foot associated center in Chattanooga. Our newest regional mall development is The Lakes Mall in Muskegon, MI. This 600,000-square-foot project will be anchored by Sears, which will open in Spring 2001, and by JC Penney and Younkers, both of which will open with the mall in Fall 2001.

     We now have 1.9 million square feet under construction representing a total investment of approximately $120 million, of which $19 million has been invested through September 30, 1999. Initial unleveraged yields on these centers are expected to range from 9% to 11%.

     Parkway Place in Huntsville, AL, was acquired late last year in a joint venture with Colonial Properties. Construction for Parkway Place and the Mall of South Carolina in Myrtle Beach, a joint venture with Burroughs & Chapin, is expected to begin by early 2000. Both of these projects are subject to tax increment financing and other approvals.

ACQUISITIONS
------------

     We began the quarter with the acquisition of York Galleria Mall in York, PA for $68.9 million. Consistent with our strategy, this mall dominates the York trade area and displays growth potential. As I mentioned earlier, we were able to fund a sizable portion of this acquisition with the sale of four assets that displayed less potential for growth. This represents one of the elements of our strategy to redeploy our capital and resources to higher growth assets.

     There are still acquisition opportunities available; however, we will be very selective and opportunistic when it comes to any additional acquisitions. We will not purchase assets merely for "spread investing". Any project we purchase must have a value added component.

LEASING
-------

     Average renewal rents for the nine months were up over the prior rent and percentage rent 13.9% in the malls, 11.2% in associated centers, and 11.4% in the community centers. Continued strength in occupancy levels in our malls and renewal leasing should enable us to continue to produce strong internal growth.

SALES
-----

     Retail sales in our malls as a whole continued to increase in the third quarter. We were up 5.2% on a comparable per square foot basis in the third quarter over the prior-year period. Total mall sales volume for our portfolio increased 9.3% to $1.053 billion. Occupancy costs as a percentage of sales at our malls was 13% at September 30, 1999 compared to 12.3% at September 30, 1998.

     Occupancy cost as a percentage of sales is generally higher in the first three quarters of the year as compared to the fourth quarter as a result of the seasonality of retail sales.

     Retail trends continue to be positive in our markets, and retailers continue to expand. As evidenced by our leasing results and NOI growth at our existing properties, these trends are having a positive impact on the performance of our portfolio.

TN FRANCHISE AND EXCISE TAX LAW
-------------------------------

     One situation we are watching closely is in Tennessee. In June, legislation was signed into law that extends franchise and excise taxes to limited liability entities. Based on advice from our tax counsel, we expect that these taxes will not affect us until 2000.

     A NAREIT task force is working with legislators in Nashville to change this new legislation as it pertains to REITs. Governor Sundquist has called the legislature into special session beginning November 1, to discuss tax reform. We expect these taxes to be discussed at that time and some relief should be obtained. Based upon the current proposals, we estimate the worst case scenario for us would impact us by approximately $.06 per share. We believe, however, that current lobbying efforts by NAREIT and others will bear fruit.

RETAIL OUTLOOK
--------------

     Although retail sales continue to rise, we have seen several retailers closing their doors. This quarter, Upton's parent company announced that it would close all of its stores. Currently, we have two Uptons' stores in the portfolio that we own and one that is owned by Upton's. One store was set to open with Arbor Place earlier this month and the other is located at WestGate Mall in Spartanburg, SC. Upton's continues to pay rent at both of these locations, and we are working with several retailers to fill these locations.

     As the holiday season approaches, we expect to hear more about e-tailing's potential impact upon holiday sales. There is no question that the percentage growth in e-tailing sales will appear significant. Given the small base, any sort of increase will look big. In absolute dollars, the impact will be insignificant on total retail sales. Distribution, shipping and returns continue to be significant hurdles for e-tailing. Our malls are, and will continue to be, a fun experience for our patrons providing a social, personal and entertainment component that can't be duplicated on the Internet.

     The new buzzwords, "click and mortar," should give you an indication that even the e-tailers are starting to realize there is real value in "bricks and mortar."

OUTLOOK
-------

Our outlook remains positive for both our growth and the retail industry.
- Retailers will continue to expand and direct us to new market opportunities. We have the capacity and the expertise to meet the needs of our retailers.
-    We will  continue  to operate our  business  efficiently,  effectively  and
     conservatively  to  maximize   long-term   shareholder  value.  After  all,
     management owns over 30%.

I will now be happy to answer any questions you may have.



                       Renewal Leasing for the Nine Months
                      Prior PSF
                    Rent & Percentage     New PSF        New PSF      % change    % change
                        Rent           Rent-Initial     Rent-Avg.     Initial     Average

Malls                  $23.27            $25.76           $26.49        10.7%       13.9%

Associated Centers      $9.51           $ 10.49           $10.58        10.3%       11.2%

Community Centers       $8.18             $8.75           $ 9.11         7.0%       11.4%


              Total Leasing Compared to Tenants Vacating for the Nine Months

                     Leased       Avg. Rate    Vacated     Avg. Rate

Malls                523,372       $25.11       243,960     $21.47

Associated Centers    62,961       $10.73         3,096     $11.87

Community Centers    299,885       $ 9.16        55,609     $ 8.86

                              SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                                Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)


                                             Date: October 27, 1999